Exhibit 99.1

A conference call regarding this earnings release
is scheduled for 9 a.m. Eastern, Friday, October 5, 2007.
Dial in at 1.517.623.4891 or listen online at www.emmis.com
Contacts:
Patrick Walsh, CFO
Jodi Wright, Media & Investor Relations
317.266.0100

For Immediate Release
Friday, October 5, 2007
Emmis Communications Reports 2nd Quarter Results
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ended August 31, 2007.
“We’re pleased that our radio ratings have generally improved, and we anticipate better sales performance from our new national-sales rep Katz Media Group,” said Jeff Smulyan, Emmis Chairman and CEO. “That said, expected weakness in our radio division persisted. Our results were in line with our guidance for the quarter, and we continue to face a challenging market environment.”
For the second fiscal quarter, net revenue was $96.4 million, compared to $99.9 million for the same quarter of the prior year, a decrease of 3.5 percent. The decrease related primarily to revenue declines at Emmis’ New York and Los Angeles radio stations.
Diluted net income per common share from continuing operations for the quarter was $0.03, a decrease of $0.03 from the same quarter of the prior year.
For the second quarter, radio net revenues decreased 6.0 percent, while pro forma publishing net revenues increased 5.3 percent.
For the second quarter, operating income was $16.5 million, compared to $22.1 million for the same quarter of the prior year. Emmis’ station operating income for the first quarter was $26.4 million, compared to $34.4 million for the same quarter of the prior year.
Emmis has included supplemental financial data on its Web site, www.emmis.com, under the “Investors” tab.
International radio net revenues for the quarter ended August 31, 2007, were $10.7 million, up 14.7 percent compared to the same quarter of the prior year. International radio station operating expenses were $7.0 million, up 28.7 percent.
On June 4, 2007, Emmis closed on its sale of KGMB-TV in Honolulu to HITV Operating Co, Inc. for $40.0 million in cash. Emmis used a portion of the proceeds to repay outstanding debt obligations. In connection with the sale, Emmis recorded a gain on sale of $10.4 million, net of tax, in its quarter ended August 31, 2007, which is included in discontinued operations.
On July 25, 2007, Emmis completed its acquisition of Orange Coast Kommunications, Inc., whose sole business is the publication of Orange Coast Magazine, for $6.8 million in cash including acquisition costs of $0.2 million.

On August 8, 2007, Emmis’ Board of Directors authorized a share repurchase program pursuant to which Emmis is authorized to purchase up to an aggregate value of $50 million of its outstanding Class A common stock within the parameters of SEC Rule 10b-18. Transactions may occur from time to time according to the company’s discretion, either on the open market or in privately negotiated purchases, subject to prevailing market conditions and other considerations. To date, the company has repurchased 2.2 million shares for $13.8 million.
Pro forma calculations assume the acquisition of Orange Coast Magazine in July 2007 occurred on March 1, 2006.
The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Aug. 31,		%	6 months ended Aug .31,		%
	2007	2006	Change	2007	2006	Change
Radio
Reported net revenues	$74,416	$79,132	-6%	$139,416	$147,926	-6%
Plus: Revenues from assets acquired	—	—		—	—
Pro forma net revenues	$74,416	$79,132	-6%	$139,416	$147,926	-6%

Publishing
Reported net revenues	$21,983	$20,777	6%	$44,246	$41,770	6%
Plus: Revenues from assets acquired	1,142	1,177		2,774	2,540
Pro forma net revenues	$23,125	$21,954	5%	$47,020	$44,310	6%

Total Company
Reported net revenues	$96,399	$99,909	-4%	$183,662	$189,696	-3%
Plus: Revenues from assets acquired	1,142	1,177		2,774	2,540
Pro forma net revenues	$97,541	$101,086	-4%	$186,436	$192,236	-3%

On a pro forma basis, the company expects its radio net revenues for the quarter ending Nov. 30, 2007, to decrease from the prior year in the mid-single-digit range on a percentage basis. The company expects its radio station operating expenses for the quarter ending Nov. 30, 2007, to increase from the prior year in the mid- to high-single-digit range on a percentage basis. International radio revenues and expenses are expected to grow at a faster rate than our domestic radio operations.
Emmis will host a call regarding this information on Friday, October 5, at 9 a.m. Eastern at 1.517.623.4891, with a replay available through 12 a.m. Eastern on Friday, Oct. 12, at 1.203.369.1644. Listen online at www.emmis.com.
Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications — Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has since sold 15 of them. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this release or in the attached financial data which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look,” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	changes in radio audience measurement methodologies;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended August 31, 2007		Six months ended August 31, 2007
	2007	2006	2007	2006
OPERATING DATA:
Net revenues:
Radio	$74,416	$79,132	$139,416	$147,926
Publishing	21,983	20,777	44,246	41,770
Total net revenues	96,399	99,909	183,662	189,696
Operating expenses:
Radio	50,640	47,830	96,360	91,581
Publishing	19,806	18,553	39,493	38,438
Total station operating expenses	70,446	66,383	135,853	130,019
Corporate expenses	5,723	8,187	12,049	14,969
Depreciation and amortization	3,641	3,223	7,099	6,498
(Gain) loss on disposal of assets	94	3	94	3

Operating income	16,495	22,113	28,567	38,207
Interest expense	(8,654)	(11,554)	(17,986)	(24,116)
Loss on debt extinguishment (a)	—	(537)	—	(3,380)
Other income (expense), net	289	442	225	785

Income before income taxes, minority interest and discontinued operations	8,130	10,464	10,806	11,496
Provision for income taxes	3,371	4,576	5,363	4,644
Minority interest expense, net of tax	1,328	1,551	2,521	2,722

Loss from continuing operations	3,431	4,337	2,922	4,130
Income from discontinued operations, net of tax	10,625	108,007	11,445	116,930

Net income	14,056	112,344	14,367	121,060
Preferred stock dividends	2,246	2,246	4,492	4,492

Net income (loss) available to common shareholders	$11,810	$110,098	$9,875	$116,568

Basic net income (loss) per common share:
Continuing operations	$0.03	$0.06	$(0.04)	$(0.01)
Discontinued operations, net of tax	0.28	2.90	0.30	3.14

Net income available to common shareholders	$0.31	$2.96	$0.26	$3.13

Diluted net income (loss) per common share:
Continuing operations	$0.03	$0.06	$(0.04)	$(0.01)
Discontinued operations, net of tax	0.28	2.89	0.30	3.14

Net income available to common shareholders	$0.31	$2.95	$0.26	$3.13

Weighted average shares outstanding:
Basic	37,546	37,242	37,536	37,184
Diluted	37,821	37,346	37,536	37,184

(a) Reflects costs of our senior floating rate notes and senior discount notes redemptions and costs associated with permanent paydowns of our senior credit facility.

OTHER DATA:
Station operating income (See below)	26,435	34,370	49,562	61,643
Cash paid for taxes	751	373	2,334	574
Cash paid for interest	8,641	5,264	12,022	24,757
Capital expenditures	1,951	563	2,925	1,157

Noncash compensation by segment:
Radio	$426	$589	$1,201	$1,346
Publishing	56	255	552	620
Corporate	1,002	1,215	2,104	2,565

Total	$1,484	$2,059	$3,857	$4,531

COMPUTATION OF STATION OPERATING INCOME:
Operating income (loss)	$16,495	$22,113	$28,567	$38,207
Plus: Depreciation and amortization	3,641	3,223	7,099	6,498
Plus: Corporate expenses	5,723	8,187	12,049	14,969
Plus: Station noncash compensation	482	844	1,753	1,966
Plus: (Gain) loss on disposal of assets	94	3	94	3

Station operating income	$26,435	$34,370	$49,562	$61,643

SELECTED BALANCE SHEET INFORMATION:	August 31, 2007	February 28, 2007

Total Cash and Cash Equivalents	$19,363	$20,747
Senior Debt	$461,895	$498,000